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                                                                   EXHIBIT 99.8

                    NOTICE TO HOLDERS OF IBI STOCK OPTIONS
                          AND RESTRICTED SHARE AWARDS

                                                               February 5, 2002

TO:  ALL HOLDERS OF IBI STOCK OPTIONS AND RESTRICTED SHARE AWARDS

   As you know, The Limited has announced an offer by one of its subsidiaries to exchange 1.046 shares of The Limited's common stock for each outstanding share of Intimate Brands Class A common stock. If the offer is completed, Intimate Brands will shortly thereafter merge with a subsidiary of The Limited. If you own shares of IBI Common Stock, you will receive separate materials describing the offer.

   In connection with The Limited's goal of combining The Limited and IBI into a single company, outstanding IBI options and shares of restricted stock will be equitably converted into Limited stock options and shares of restricted stock on the basis of the exchange ratio extended to public stockholders in the offer (1.046) to prevent dilution or enlargement of the rights under the respective awards. This conversion will occur in connection with the merger.

  IBI Stock Options.

    . Outstanding options to purchase shares of IBI common stock will be equitably converted into options to purchase shares of The Limited's common stock.

    . The exercise prices and the number of shares subject to such options will be adjusted, based on the exchange ratio extended to public stockholders in the offer and the merger. The accounting rules require that any rounding in the number of whole options held after the conversion be such that an option holder is not better off after the conversion than before the conversion. Thus, in-the-money IBI options will be converted to Limited options by rounding any fractional option down to the next whole number. The Limited expects to make cash payments to holders of such options in respect of such rounding. Underwater IBI options will be converted to Limited options by rounding up to the next whole number.

    . All other terms and conditions of such converted options, such as vesting and expiration, will be unchanged.

    . The following example illustrates how IBI options will be converted into Limited options:

                           Example #1                Example # 2
 -----------------------------------------------------------------------------
 # of existing IBI options 100                       100
 -----------------------------------------------------------------------------
 Exercise price of
   existing IBI options    $14.00                    $25.00
 -----------------------------------------------------------------------------
 Exchange ratio            1.046                     1.046
 -----------------------------------------------------------------------------
 # of converted Limited
   options                 100 X 1.046 = 104         100 X 1.046= 105
 -----------------------------------------------------------------------------
 Exercise price of
   converted
   Limited options         $14.00/1.046= $13.3843    $25.00/1.046= $23.9006

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   You may exercise any vested IBI options at any time prior to February 15,
2002. Exercises after that date will be frozen to facilitate administrative changes. The IBI shares received upon the option exercise may be tendered as part of the offer. If you do not tender IBI shares received either upon such an exercise or otherwise, if the offer is completed the IBI shares would be converted to Limited shares in the anticipated merger at the exchange ratio used in the offer and merger.

  Restricted IBI Share Awards.

    . Outstanding awards of restricted shares of IBI common stock will be equitably converted into restricted shares of Limited common stock.

    . The number of shares subject to such awards will be equitably adjusted, based on the exchange ratio extended to public stockholders in the offer and the merger. The accounting rules require that any fractional number of converted shares of restricted stock be rounded down to the next whole number of shares, so that you are not better off after the conversion than before the conversion. The Limited expects to make cash payments to holders of such awards in respect of such rounding.

    . The following example illustrates how IBI restricted shares will be converted:

              # of shares of IBI
                restricted stock         100
              ----------------------------------------------------
              Conversion ratio for
                number of shares of
                restricted stock         1.046
              ----------------------------------------------------
              # of converted shares of
                Limited restricted stock 100 X 1.046 = 104

   If you have any questions about your IBI stock options or restricted share awards, please call 1-800-216-1606.

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